Exhibit 99.7

February 9, 2021

Anchiano Therapeutics Ltd.

One Kendall Square

Building 1400E

Suite 14-105
Cambridge, MA 02139

Consent to Reference in Proxy Statement/Prospectus

Anchiano Therapeutics Ltd. (the “Company”) has filed a Registration Statement on Form S-4 (Registration No. 333-252070) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Joel Maryles
Name: Joel Maryles